Patterson-UTI Energy Congratulates Leslie Beyer following her Confirmation as the Assistant Secretary for Land and Minerals Management at the U.S. Department of the Interior; Beyer Resigns her Patterson-UTI Director Position
HOUSTON, TX / ACCESS Newswire / September 19, 2025 / PATTERSON-UTI ENERGY, INC. (NASDAQ:PTEN) is pleased to congratulate Leslie Beyer following her confirmation by the U. S. Senate as Assistant Secretary for Land and Minerals Management at the U.S. Department of the Interior. Andy Hendricks, Patterson-UTI’s President and CEO commented: “Leslie is a trusted voice in our industry. Throughout Leslie’s career, she has helped to shape policy to move our industry forward while supporting the hundreds of thousands of men and women in the energy workforce. I am grateful for Leslie’s contributions to Patterson-UTI as a member of our Board of Directors, and I know that she will be just as impactful in her role as Assistant Secretary for Land and Minerals Management.”
Ms. Beyer joined the Board of Directors of Patterson-UTI in September 2023. As a result of her confirmation, Ms. Beyer has resigned from her position on Patterson-UTI’s Board of Directors.
About Patterson-UTI
Patterson-UTI is a leading provider of drilling and completion services to oil and natural gas exploration and production companies in the United States and other select countries, including contract drilling services, integrated well completion services and directional drilling services in the United States, and specialized drill bit solutions in the United States, Middle East and many other regions around the world. For more information, visit www.patenergy.com.